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Exhibit 99.1

Regal Entertainment Group to Raise Quarterly Dividend from $0.20 to $0.30
Per Quarter Increasing Yield to 6.6% and Announces $50 million Share Repurchase Program

        Knoxville, Tennessee—September 13, 2004—Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the world under the Regal Cinemas, United Artists Theatres and Edwards Theatres brands and its media company, Regal CineMedia, today announced that the Company's board of directors expects to increase Regal's quarterly dividend from $0.20 per share to $0.30 per share and also announced a $50 million share repurchase program.

        Regal's Board of Directors expects the 50% increase in the Company's quarterly Class A and Class B common stock dividend to begin with Regal's fourth quarter 2004 dividend. Based on the Company's stock price as of September 10, 2004, the expected annual dividend yield would equal 6.6%.

        Regal also announced that the Company's board of directors has authorized the repurchase of up to $50 million of the company's outstanding Class A common stock within the next twelve month period. This share repurchase program prohibits purchases of stock from individuals or entities that are considered to be "insiders" of the Company. Repurchases are to be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such manner deemed appropriate by the Company.

        "Regal Entertainment Group is pleased to announce another significant expected increase in the Company's dividend," stated Mike Campbell, CEO of Regal Entertainment Group's theatre operations and Co-CEO of Regal Entertainment Group. "Management is proud that the Company, through its industry leading operations, has repeatedly demonstrated its ability to generate significant free cash flow and enabled Regal to offer healthy returns to its stockholders. Even after the increased dividend, the Company will maintain the flexibility to pursue accretive acquisition opportunities and prudently invest in our asset base while preserving a conservative capital structure." Campbell continued.

        Regal Entertainment Group Co-CEO, Kurt Hall said, "The establishment of a share repurchase program reflects our continuing confidence in Regal's business prospects and our commitment to building shareholder value."

        Today's announcement will not affect the previously announced dividend of $0.20 per share that is payable on September 15, 2004, to stockholders of record on September 1, 2004.

        The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors depending on available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows as well as other relevant factors.

Forward-looking Statements:

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the risk factors contained in the Company's 2003 Annual Report on

Form 10-K filed with the Securities and Exchange Commission on March 16, 2004. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

        Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The Company's theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,053 screens in 544 locations in 39 states. Regal operates approximately 17% of all screens in the United States including theatres in 46 of the top 50 U.S. markets and growing suburban areas. We believe that the size, reach and quality of the Company's theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations and, through Regal CineMedia, develop new sources of revenue and cash flow by utilizing Regal's existing asset base.

        Regal CineMedia is a wholly owned subsidiary of Regal Entertainment Group focusing on the expansion and development of advertising and new uses for Regal's theatre assets, while at the same time enhancing the movie-going experience. Regal CineMedia operates other divisions that focus on meetings and special productions in a theatre environment, including the presentation of live sports and entertainment events, as well as the sale of group tickets and gift certificates.

        Additional information is available on the Company's Web site at www.REGmovies.com or www.regalcinemedia.com

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Financial Contacts:	Media Contact:
Don De Laria Regal Entertainment Group Vice President—Investor Relations 865-925-9685 don.delaria@REGmovies.com	Dick Westerling Regal Entertainment Group Senior Vice President—Marketing 865-925-9539 dick.westerling@REGmovies.com

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Regal Entertainment Group to Raise Quarterly Dividend from $0.20 to $0.30 Per Quarter Increasing Yield to 6.6% and Announces $50 million Share Repurchase Program